Exhibit 99.1

   WellPoint Reports 2004 Second Quarter Earnings of $1.86 Per Diluted Share

     THOUSAND OAKS, Calif.--(BUSINESS WIRE)--July 27, 2004--WellPoint Health Networks Inc. (NYSE:WLP), the nation's second largest health insurer, today announced that net income for the quarter ended June 30, 2004 was $299.9 million, or $1.86 per diluted share. Net income for the second quarter of 2003 was $224.5 million, or $1.49 per diluted share.
     Medical membership was 15.5 million at June 30, 2004, compared with 14.1 million at June 30, 2003. The increase in membership was primarily the result of the acquisition of Cobalt Corporation on September 24, 2003, strong sales in key geographies and growth in "host" members served through BlueCard--the Blue Cross Blue Shield Association national program for multi-state employers.
     Specialty membership increased by more than 350,000 during the second quarter of 2004 to 46.2 million at June 30, 2004. Specialty membership decreased by 3.2 million from June 30, 2003, primarily due to the loss of a pharmacy benefit management account for which the Company provided limited services, partially offset by acquired members from Cobalt Corporation in September 2003.

     Highlights from the second quarter of 2004 include:

     -- Revenues totaled $5.8 billion, up 17.0 percent from the second quarter of 2003

     -- Blue Cross of California paid $56.9 million in physician bonus incentives to 134 participating physician groups under its HMO Quality Scorecard

     -- Blue Cross of California, Blue Cross Blue Shield of Missouri and UNICARE each announced that they have arranged to offer health savings accounts (HSAs) provided by JPMorgan through ARCUS Financial, a division of ARCUS Enterprises, Inc., a wholly-owned subsidiary of WellPoint

     "WellPoint's continued success is driven by our ability to offer a broad array of innovative, choice-based products," said Leonard D. Schaeffer, WellPoint's chairman and chief executive officer. "For example, our new high deductible health plans are being offered in most of the states where we do business and are designed to be compatible with HSAs. These products offer our members another option in managing their health care spending while providing potential tax benefits.
     "We also are especially pleased with the results of tying physician incentive payments to our Blue Cross of California 2003 HMO Quality Scorecard," continued Schaeffer. "Only in its second year, the 2003 payments increased by more than 30 percent compared with the 2002 bonuses of $43 million to almost 80 physician groups in California, providing additional incentives to physicians to improve the quality of care and service received by our members."
     "We are very pleased with these financial results, which exceeded prior guidance for the quarter by $0.04 per diluted share," said David C. Colby, WellPoint's chief financial officer. "Given this second quarter performance, we are increasing our 2004 fully diluted earnings per share guidance from $7.50 to $7.55. Operating cash flow of $226.2 million more than doubled from the second quarter of last year, but was less than net income in the current quarter because of the timing of tax payments. Our medical claims payable rollforward schedule continues to show positive development, reflecting our consistent reserving methodology."
     Colby continued, "The magnitude of positive development in the first half of 2004 was negatively affected by higher flu season claims than expected, some additional litigation reserves and an increase in our Physician Quality and Technology Initiative, which was expanded to certain safety net providers in the first quarter of 2004. Days in medical claims payable decreased by 2.1 days from the first quarter of 2004, primarily due to physicians bonus payments made in the quarter and faster claims payment cycle times. Finally, WellPoint's debt-to-total capitalization ratio at June 30, 2004 decreased to 11.4 percent from March 31, 2004 as we paid off our outstanding commercial paper in anticipation of the Company's merger with Anthem, Inc."
     As previously disclosed, on July 23, 2004 the California Department of Insurance (DOI) informed the Company that it was disapproving Anthem's application to acquire control of BC Life & Health Insurance Company, a WellPoint subsidiary. In response, David Frick, Anthem's executive vice president and chief legal and administrative officer has informed WellPoint that "Anthem has reviewed the DOI's written decision and will promptly initiate appropriate legal proceedings to challenge it. In addition, we will consider other options that may be available to us in order to complete the merger."

     A conference call to discuss WellPoint's earnings for the quarter ended June 30, 2004 is scheduled to begin at approximately 11:00 a.m. Eastern time on Wednesday, July 28, 2004. To access the conference call, dial 888-285-8004 and reference "WellPoint's Earnings Call" approximately 10 minutes prior to the start of the call. International participants can access the call by dialing 706-643-1656 and referencing "WellPoint's Earnings Call." A replay of the call will be available after 1:30 p.m. Eastern time on July 28, 2004, until the end of the day on August 4, 2004. To access the replay, dial 800-642-1687 (International: 706-645-9291), and enter pass code 8535569. Information required to be presented with respect to non-GAAP financial measures as defined in the SEC rules will be available at least 10 minutes prior to the start of the call by visiting www.wellpoint.com and clicking on Investor Info>Financial Information>Supplementary Financial Information.

     Investors, analysts and the general public may also listen to a webcast of the call by visiting WellPoint's Web site at www.wellpoint.com and clicking on Investor Info>Events/Webcasts. To listen to the live webcast, please visit the WellPoint Web site at least 20 minutes early (to download and install any necessary audio software). Individuals who listen to the call will be presumed to have read WellPoint's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

     WellPoint Health Networks Inc. serves the health care needs of 15.5 million medical members and 46.2 million specialty members nationwide through Blue Cross of California, Blue Cross Blue Shield of Georgia, Blue Cross Blue Shield of Missouri, Blue Cross Blue Shield of Wisconsin, HealthLink and UNICARE. Visit WellPoint on the web at www.wellpoint.com. Blue Cross of California, Blue Cross Blue Shield of Georgia, Blue Cross Blue Shield of Missouri and Blue Cross Blue Shield of Wisconsin are independent licensees of the Blue Cross and Blue Shield Association.

     Cautionary Statement: Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results could differ materially due to, among other things, operational and other difficulties associated with integrating acquired businesses, general business conditions, competition among managed care companies, rising health care costs, trends in medical care ratios, health care reform and other regulatory issues. Additional risk factors are listed from time to time in WellPoint's various reports filed with the SEC, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/A.


WELLPOINT

======================================================================
 Medical Membership (a)(b)(c)(d)



                          June 30,                             March
                       -------------       Percent Increase /   31,
                        2004  2003 (e)      Change (Decrease)  2004
                       ----------------------------------------------


California
     Large Group     4,785,737   4,788,890   -0.1%   (3,153) 4,772,760
     Individual and
      Small Group    1,658,805   1,626,412    2.0%   32,393  1,656,153
     Senior            244,132     248,127   -1.6%   (3,995)   244,031

                   ----------- -----------       ---------------------
      Total
       California    6,688,674   6,663,429    0.4%   25,245  6,672,944
                   ----------- -----------       ---------------------

Georgia
     Large Group     1,658,383   1,642,594    1.0%   15,789  1,659,351
     Individual and
      Small Group      520,578     466,909   11.5%   53,669    511,588
     Senior             55,220      69,154  -20.1%  (13,934)    55,722

                   ----------- -----------       ---------------------
      Total Georgia  2,234,181   2,178,657    2.5%   55,524  2,226,661
                   ----------- -----------       ---------------------

Central Region (f)
Missouri
     Large Group     1,177,699   1,259,211   -6.5%  (81,512) 1,177,183
     Individual and
      Small Group      242,395     240,480    0.8%    1,915    240,543
     Senior             40,370      41,239   -2.1%     (869)    40,465

                   ----------- -----------       ---------------------
      Total Missouri 1,460,464   1,540,930   -5.2%  (80,466) 1,458,191
                   ----------- -----------       ---------------------

Illinois
     Large Group       575,904     596,577   -3.5%  (20,673)   590,948
     Individual and
      Small Group      134,261     115,330   16.4%   18,931    128,241
     Senior             13,162      12,401    6.1%      761     13,460

                   ----------- -----------       ---------------------
      Total Illinois   723,327     724,308   -0.1%     (981)   732,649
                   ----------- -----------       ---------------------

Texas
     Large Group       266,537     287,875   -7.4%  (21,338)   278,878
     Individual and
      Small Group      210,503     194,829    8.0%   15,674    202,583
     Senior              9,288       2,710    N/A     6,578      8,244

                   ----------- -----------       ---------------------
      Total Texas      486,328     485,414    0.2%      914    489,705
                   ----------- -----------       ---------------------

Other States
     Large Group     1,894,992   1,632,267   16.1%  262,725  1,892,135
     Individual and
      Small Group      107,156     100,653    6.5%    6,503    104,637
     Senior             34,638      26,056   32.9%    8,582     32,639

                   ----------- -----------       ---------------------
      Total Other
       States        2,036,786   1,758,976   15.8%  277,810  2,029,411
                   ----------- -----------       ---------------------

Wisconsin
     Large Group       409,412      24,998    N/A   384,414    413,243
     Individual and
      Small Group      106,612         925    N/A   105,687    104,832
     Senior             53,035         161    N/A    52,874     53,209

                   ----------- -----------       ---------------------
      Total Wisconsin  569,059      26,084    N/A   542,975    571,284
                   ----------- -----------       ---------------------

Total Medical Members
 Excluding BlueCard
 Host
Members (g)         14,198,819  13,377,798    6.1%  821,021 14,180,845

Total BlueCard Host
 Members (h)         1,269,000     743,897   70.6%  525,103  1,196,000

                   ----------- -----------       ---------------------
Total Medical
 Membership         15,467,819  14,121,695   9.5% 1,346,124 15,376,845
                   =========== ===========       =====================

                          June 30,
                   ---------------------  Percent Increase/  March 31,
                        2004     2003 (e) Change (Decrease)      2004
                   ----------- ---------------------------------------
ASO Membership (i)
     California      1,621,626   1,581,804    2.5%   39,822  1,609,412
     Georgia           867,091     860,378    0.8%    6,713    871,220
     Central Region
      (f)            2,785,785   2,623,083    6.2%  162,702  2,839,187
     Wisconsin         181,635      17,073    N/A   164,562    183,987
     BlueCard Host
      Members        1,269,000     743,897   70.6%  525,103  1,196,000

                   ----------- -----------       ---------------------
Total ASO Membership 6,725,137   5,826,235   15.4%  898,902  6,699,806
                   ----------- -----------       ---------------------

Risk Membership
     California      5,067,048   5,081,625   -0.3%  (14,577) 5,063,532
     Georgia         1,367,090   1,318,279    3.7%   48,811  1,355,441
     Central Region  1,921,120   1,886,545    1.8%   34,575  1,870,769
     Wisconsin         387,424       9,011    N/A   378,413    387,297

                   ----------- -----------       ---------------------
Total Risk
 Membership          8,742,682   8,295,460    5.4%  447,222  8,677,039
                   ----------- -----------       ---------------------

Total Medical
 Membership         15,467,819  14,121,695    9.5%1,346,124 15,376,845
                   =========== ===========       =====================


State-Sponsored
 Programs (j)             June 30,
                    ---------------------- Percent Increase/ March 31,
                          2004        2003 Change (Decrease)     2004
                    ----------- --------------------------------------
     Medi-Cal/Medicaid
           California  837,210     836,788    0.1%      422    847,156
           Virginia     53,355      44,187   20.7%    9,168     52,025
           Puerto
            Rico       255,424     269,918   -5.4%  (14,494)   260,749
           Other        60,616      98,008  -38.2%  (37,392)    43,819

                   ----------- -----------       ---------------------
     Total           1,206,605   1,248,901   -3.4%  (42,296) 1,203,749

     Healthy Families  267,443     271,316   -1.4%   (3,873)   270,413

     MRMIP / AIM /
      IHRP              14,237      18,396  -22.6%   (4,159)    13,676

     California Kids    11,880      20,122  -41.0%   (8,242)    13,587

                   ----------- -----------       ---------------------
     Total           1,500,165   1,558,735   -3.8%  (58,570) 1,501,425
                   =========== ===========       =====================



(a) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by the contract.

(b) Classification between states for employer groups is determined by the zip code of the subscriber.

(c) Medical membership includes management services and network services members, which are primarily included in Large Group for each state.

(d) Senior membership includes members covered under both Medicare risk and Medicare supplement products.

(e) Membership numbers as of June 30, 2003 have been reclassified to reflect the zip code of the subscriber of HealthLink's commercial insurer accounts. These members were previously included in the commercial insurers' state of domicile. As of June 30, 2003, Missouri and Illinois members would have been higher by 14,079 and 25,631, respectively, while Georgia, Texas and Other States would have been lower by 514, 5,870 and 33,326, respectively.

(f) Central Region - Large Group membership includes network access services members, primarily from HealthLink, of 1,286,972, 1,385,823 and 1,277,580 as of June 30, 2004, June 30, 2003 and March
31, 2003, respectively. As of December 31, 2003, the Company revised its methodology of calculating the number of medical members represented by each subscriber contract within the Company's rental networks and a Missouri joint venture. The weighted average factor changed from approximately 2.4 members to 2.1 members per subscriber. The impact of this change as of each quarter end during the year ended December 31, 2003 is to reduce membership as follows:



               As of    Illinois  Missouri Other    Total
                                                    States
               -------- --------- --------- ------- --------
         March 31, 2003  35,999   111,008  15,314  162,321
         June 30, 2003   35,083   108,097  14,925  158,105
     September 30, 2003  34,990   104,614  14,885  154,489
      December 31, 2003  34,377   103,013  14,624  152,014



Membership data as of June 30, 2003 shown in the Medical Membership table have not been revised to reflect this change in methodology.

(g) Total medical members as of June 30, 2004 and March 31, 2004 include 662,705 and 663,274 medical members, respectively, from the Cobalt acquisition.

(h) The Company has revised its medical membership counting methodology to include estimated "host" members using the national BlueCard program. Host members are generally members who reside in a state in which a WellPoint subsidiary is the Blue Cross and/or Blue Shield licensee and who are covered under an employer-sponsored health plan issued by a non-WellPoint controlled Blue Cross Blue Shield licensee. Host members are computed using, among other things, an estimate of the average number of BlueCard claims received per member per month. Total BlueCard host members as of each quarter end during the year ended December 31, 2003 were as follows:



                   As of      BlueCard
                               Members
                  -------- -----------
          March 31, 2003       748,490
           June 30, 2003       743,897
       September 30, 2003    1,009,900
        December 31, 2003    1,002,113


Membership data shown in the Medical Membership table reflect this change in methodology.



(i) ASO membership represents members for which the Company provides administrative services only and does not assume full insurance risk.

(j) Medi-Cal (the California Medicaid program) membership is included in California - Large Group. Medicaid membership for Virginia, Puerto Rico and Other are included in Other States - Large Group. Healthy Families, MRMIP (Major Risk Medical Insurance Program) / AIM (Access for Infants and Mothers) / IHRP (Interim High Risk Program) and California Kids membership are included in California - Large Group.




 Specialty
  Membership             June 30,
            -------------------------- Percent  Increase/   March 31,
               2004 (A)          2003  Change  (Decrease)     2004 (A)
            -----------    ----------- ------- ----------- -----------

Pharmacy
 Benefits
 Management  31,521,156     35,980,533   -12.4% (4,459,377) 31,019,850
Dental        3,243,208      2,880,224    12.6%    362,984   3,218,669
Life          3,056,673      2,810,903     8.7%    245,770   3,082,614
Disability      565,135        499,970    13.0%     65,165     573,297
Behavioral
Health (B)    7,832,916      7,262,131     7.9%    570,785   7,962,848
            -----------    -----------         ----------- -----------
     Total   46,219,088     49,433,761    -6.5% (3,214,673) 45,857,278
            ===========    ===========         =========== ===========


(A) Specialty membership as of June 30, 2004 and March 31, 2004 includes 639,229 and 644,006 specialty members, respectively, from the Cobalt acquisition.

(B) Effective as of January 1, 2004, the Company began including HealthLink members who receive certain behavioral health services in its behavioral health membership. As of June 30, 2004 and March 31, 2004, the Company had approximately 529,000 and 482,000 such members, respectively.


WELLPOINT


                                                          Consolidated
                                                               Income
                                                            Statements
                                                           (Unaudited)

======================================================================


(In thousands,       Quarter Ended June 30,  Six Months Ended June 30,
 except earnings
 per share)
                     ----------------------- -------------------------
                        2004 (A)       2003      2004 (A)        2003
                     ----------- ----------- ------------ ------------
Revenues:
    Premium revenue  $5,407,984  $4,654,854  $10,664,287   $9,203,159
    Management
     services and
     other revenue      303,901     221,466      610,077      447,637
    Investment
     income              68,532      64,037      152,193      130,352
                     ----------- ----------- ------------ ------------

                      5,780,417   4,940,357   11,426,557    9,781,148
Operating Expenses:
    Health care
     services and
     other benefits   4,364,370   3,769,667    8,551,721    7,487,167
    Selling expense     223,400     201,237      440,522      393,234
    General and
     administrative
     expense            670,010     578,000    1,395,733    1,167,669
                     ----------- ----------- ------------ ------------
                      5,257,780   4,548,904   10,387,976    9,048,070
                     ----------- ----------- ------------ ------------

Operating Income        522,637     391,453    1,038,581      733,078
    Interest
     expense             12,967      12,689       25,210       25,463
    Other expense,
     net                  9,778       4,646       21,444       11,650
                     ----------- ----------- ------------ ------------

Income before
 Provision for
 Income Taxes           499,892     374,118      991,927      695,965
    Provision for
     income taxes       199,957     149,649      396,771      278,443
                     ----------- ----------- ------------ ------------
Net Income             $299,935    $224,469     $595,156     $417,522
                     =========== =========== ============ ============

Earnings Per Share:
    Basic                 $1.92       $1.54        $3.84        $2.87
                     =========== =========== ============ ============
    Diluted               $1.86       $1.49        $3.71        $2.79
                     =========== =========== ============ ============

Weighted Average
 Number of Shares
 Outstanding            155,823     145,711      154,881      145,662
                     =========== =========== ============ ============

Weighted Average
 Number of Shares
 Outstanding
Including Common
 Stock Equivalents      161,163     150,217      160,280      149,697
                     =========== =========== ============ ============

(A) Results of operations for the quarter ended June 30, 2004 include premium revenue of $339.8 million, management services and other revenue of $50.1 million, investment income of $1.6 million, health care services and other benefits of $276.1 million, selling, general and administrative expense of $85.8 million, interest expense of $0.4 million, other expense, net of $3.3 million and net income of $15.5 million attributable to the acquired Cobalt business for the quarter ended June 30, 2004. Results of operations for the six months ended June 30, 2004 include premium revenue of $676.9 million, management services and other revenue of $101.3 million, investment income of $6.4 million, health care services and other benefits of $561.4 million, selling, general and administrative expense of $176.2 million, interest expense of $0.9 million, other expense, net of $6.4 million and net income of $23.9 million attributable to the acquired Cobalt business for the six months ended June 30, 2004. The Company acquired Cobalt Corporation on September 24, 2003. The transaction was effective as of September 30, 2003 for accounting purposes.


WELLPOINT

======================================================================

Condensed Consolidated Balance Sheets


(In thousands)                                 June 30,   December 31,
                                                 2004       2003 (a)
                                             ------------ ------------
                                              (Unaudited)
ASSETS
Current Assets:
     Cash and investments                     $7,801,032   $7,757,129
     Securities lending collateral               846,991      914,173
     Receivables, net                          1,522,361    1,356,107
     Other current assets                        745,107      613,698
                                             ------------ ------------
          Total Current Assets                10,915,491   10,641,107
Property and equipment, net                      463,090      441,936
Goodwill and intangible assets, net            3,223,091    3,272,162
Long-term investments, at market value           196,812      161,784
Other non-current assets                         254,996      271,689
                                             ------------ ------------
                  Total Assets               $15,053,480  $14,788,678
                                             ============ ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Medical claims payable                   $2,649,916   $2,747,074
     Reserves for future policy benefits         108,337      129,135
     Unearned premiums                           690,965      629,831
     Accounts payable and accrued expenses     1,398,428    1,411,391
     Experience rated and other refunds          255,226      267,382
     Income taxes payable                        187,389      241,979
     Security trades pending payable             146,006       27,456
     Securities lending payable                  846,991      914,173
     Other current liabilities                   731,520      712,273
                                             ------------ ------------
          Total Current Liabilities            7,014,778    7,080,694
     Reserves for future policy
      benefits, non-current                      313,825      288,197
     Long-term debt                              803,294    1,238,267
     Other non-current Liabilities               705,038      751,571
                                             ------------ ------------
                  Total Liabilities            8,836,935    9,358,729

          Total Stockholders' Equity           6,216,545    5,429,949
                                             ------------ ------------
                  Total Liabilities and
                   Stockholders' Equity      $15,053,480  $14,788,678
                                             ============ ============


Days in Medical Claims Payable (b) (c)
                                    2004               2003
                                 ----------- -------------------------
                                 June  March December 31  September 30
                                   30    31
                                 ----- ----- ------------ ------------
                                 55.3  57.4         60.9         66.8

(a) Certain amounts as of December 31, 2003 have been reclassified to conform to the current period presentation.

(b) Days in medical claims payable is a calculation of medical claims payable at the end of the period divided by average health care services and other benefits per calendar day for such period.

(c) Excluding medical claims payable of $157.0 million and health care services and other benefits of $276.1 million attributable to the acquired Cobalt business as of and for the quarter ended June 30, 2004, days in claims payable would have been 55.5 for the quarter ended June 30, 2004. Excluding medical claims payable of $162.9 million and health care services and other benefits of $285.3 million attributable to the acquired Cobalt business as of and for the quarter ended March 31, 2004, days in claims payable would have been 57.8 for the quarter ended March 31, 2004. Excluding medical claims payable of $168.1 million and health care services and other benefits of $299.0 million attributable to the acquired Cobalt business as of and for the quarter ended December 31, 2003, days in claims payable would have been 61.6 for the quarter ended December 31, 2003. Excluding medical claims payable of $244.2 million attributable to the acquired Cobalt business as of and for the quarter ended September 30, 2003, days in medical claims payable would have been 60.9 for the quarter ended September 30, 2003. Results of operations for the year ended December 31, 2003 include Cobalt operating results from October 1, 2003 to December 31, 2003.


WELLPOINT

                                                              Medical
                                                               Claims
                                                              Payable
                                                           Rollforward
                                                           (Unaudited)


======================================================================


                                      Six Months Ended June 30,
                                  ------------------------------------
(In thousands)                          2004        2003         2002
                                  ----------- ----------- ------------

Medical claims payable as of
 January 1                        $2,747,074  $2,422,331   $1,934,620

Medical claims reserves from
 businesses acquired during the
 period                                    -         188      177,836

Health care claim expenses
 incurred during period:
      Related to current year      8,606,540   7,676,702    6,454,580
      Related to prior years        (241,639)   (339,250)    (339,295)
                                  ----------- ----------- ------------
Total Incurred                     8,364,901   7,337,452    6,115,285

Health care services payments
 during period:
      Related to current year      6,587,644   5,727,790    4,820,689
      Related to prior years       1,874,415   1,513,797    1,094,349
                                  ----------- ----------- ------------
Total Payments                     8,462,059   7,241,587    5,915,038
                                  ----------- ----------- ------------
Medical claims payable as of June
 30                               $2,649,916  $2,518,384   $2,312,703
                                  =========== =========== ============


     CONTACT: WellPoint Health Networks Inc.
              Investor Contact: John Cygul, (805) 557-6789
              Media Contact: Ken Ferber, (805) 557-6794